Investor Contact:

Reid Cox

Director of Investor Relations

& Business Development

(209) 926-3417

rcox@pacwest.com

Pac-West Telecomm Announces Melinda Guzman-Moore

Elected to Board of Directors at Annual Meeting

Stockton, CA - June 18, 2004 - Pac-West Telecomm, Inc. (Nasdaq: PACW), a provider of broadband communications services to service providers and enterprise customers in the western U.S., today announced that all items submitted to shareholders were approved at its annual meeting held on June 16, 2004, including the election of Melinda Guzman-Moore to her first term as a member of the company's Board of Directors. Ms. Guzman-Moore has been appointed to serve on both the Compensation Committee and the Nominating and Corporate Governance Committee.

Ms. Guzman-Moore is a partner at the law firm of Goldsberry Freeman Guzman & Ditora, LLP in Sacramento, California. She has been recognized for her active community involvement, including serving as the current Chairwoman of the California Hispanic Chambers of Commerce (CHCC); serving as the current Chairwoman of the Nehemiah Corporation, one of the nation's largest down payment assistance programs for new home buyers; serving as a former Board Member for the Make A Wish Foundation; and membership in the Sacramento County Bar Association; State Bar of California, La Raza National Lawyers Association, and Women Lawyers of Sacramento. During 2003, she served on the Board of Governors of the California Community College System. In addition, Ms. Guzman-Moore has received numerous public recognitions including, the Luminary Award for her leadership in business by the National Association of Women Business Owners and 1999 Business Woman of the Year by the Sacramento Hispanic Chamber of Commerce, and was named as one of its Top "40 under 40" dynamic young achievers by the Sacramento Business Journal.

Ms. Guzman-Moore, said, "I am very excited to be serving on Pac-West's Board of Directors. As a business professional in the state of California, I can appreciate Pac-West's reputation as a leader in customer service and innovation in the telecommunications industry. I look forward to joining the Pac-West team and contributing to the company's growth and evolution."

About Pac-West Telecomm, Inc.

Founded in 1980 and first incorporated in 1981, Pac-West Telecomm, Inc. (Nasdaq: PACW) has been offering telephone service to its customers since1982. It is currently one of the largest competitive local exchange carriers headquartered in California. Pac-West's network averages over 120 million minutes of voice and data traffic per day, and carries an estimated 20% of the dial-up Internet traffic in California. In addition to California, Pac-West has operations in Nevada, Washington, Arizona, and Oregon. For more information, please visit Pac-West's web site at www.pacwest.com.

Forward-Looking Statements

In this press release, our use of the words "outlook," "expect," "anticipate," "estimate," "forecast," "project," "likely," "objective," "plan," "designed," "goal," "target," and similar expressions is intended to identify forward-looking statements. While these statements represent our current judgment on what the future may hold, and we believe these judgments are reasonable, actual results may differ materially due to numerous important risk factors that are described in our Annual Report on Form 10-K for the period ended December 31, 2003, as filed with the SEC on March 30, 2004, which may be revised or supplemented in subsequent reports filed by us with the SEC. Such risk factors include, but are not limited to: our substantial indebtedness; an inability to generate sufficient cash to service our indebtedness; regulatory and legal uncertainty with respect to reciprocal compensation payments received by us; the declining rate at which reciprocal compensation payments are determined; the inability to expand our business as a result of the unavailability of funds to do so; adverse affects on our operations as a result of covenants in agreements related to our borrowings; the loss of key executive officers could negatively impact our business prospects; the possible delisting of our common shares from the Nasdaq SmallCap Market; and our principal competitors for local services and potential additional competitors have advantages that may adversely affect our ability to compete with them.